10F-3 REPORT

           SMITH BARNEY INVESTMENT FUNDS INC.
           SMITH BARNEY SMALL CAP VALUE FUND

      April 1, 2003 through September 30, 2004

                    Trade                                     % of
Issuer              Date      Selling Dealer   Shares  Price  Issue(1)

Assured Guaranty Ltd. 4/22/04 Banc of America 52,900  $18.00 2.04%(A)



(1) Represents purchases by all affiliated funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(A) Includes purchases of $947,100 by other Smith Barney
    Mutual Funds.

               SMITH BARNEY SMALL CAP GROWTH FUND

                    Trade                                     % of
Issuer              Date      Selling Dealer   Shares  Price  Issue(1)


Jackson Hewitt Tax 6/21/04   Goldman Sachs & Co 150,000  $17.00 0.10%
Service


(1) Represents purchases by all affiliated funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.